Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT

This Agreement (“Agreement”), made effective as of August 5, 2016, (the “Effective Date”), by and between StoneMor GP LLC, a Delaware limited liability company (the “Company”), and David Meyers (“Meyers”).

W I T N E S S E T H:

WHEREAS, Meyers has been an employee of the Company since October 22, 2013, serving in the position of Chief Operating Officer; and

WHEREAS, the Company and Meyers have agreed that he will resign from his current full-time position with the Company as of August 5, 2016 (the “Resignation Date”); and

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Resignation

1.01 Effective on the Resignation Date, Meyers hereby submits his resignation as Chief Operating Officer of the Company and StoneMor Partners L.P., and submits his resignation from similar executive positions of any of the Company’s subsidiaries and affiliated entities, as well as any and all other executive or other positions he may then hold in any such subsidiaries and affiliates, including, but not limited to, any positions he might hold as director, trustee, manager or governor of any of the Company’s subsidiaries or affiliates.

2.	Employee Compensation

2.01	Meyers shall receive a cash payout of his accrued and unused vacation for 2016.

3.	Termination of Employment

3.01 Meyers’s employment hereunder shall terminate on the Resignation Date:

3.02 The obligations of the Company upon termination of employment are as follows:

a. If Meyers remains employed until the Resignation Date, Meyers shall be entitled to the following:

i. Base Salary earned but not paid prior to the Resignation Date; and

ii. The Severance Package described in paragraph 4.01, below.

3.03 Any payment under Paragraph 3.02 hereof shall be in lieu of any other severance, bonus or other payments (other than earned or vested benefits) to which Meyers might then be entitled pursuant to any other agreement, benefit plan or program of the Company or any statutory, common law or other claim.

4.	Severance Package and Duties During Severance Period

4.01 Provided that Meyers executes this Agreement and the release of all claims which is attached hereto as Appendix A, re-affirms that release following termination of his employment with the Company, does not revoke his acceptance in accordance with paragraph 9.03 below, and complies with his agreement to not disparage the Company as set forth in paragraph 7, below, and keeps the terms of this Agreement confidential, Meyers shall receive a Severance Package consisting of:

4.01.1 Fifty-two (52) weeks’ base salary, less normal withholdings and deductions, payable over the period August 6, 2016 to August 5, 2017 (the “Severance Period”) on the Company’s normal payroll schedule;

4.01.2 If Meyers elects COBRA continuation coverage, payment of Meyers’s COBRA premium for individual and dependent coverage for the months of September, 2016 through August, 2017, inclusive;

4.01.3 Payment to Meyers in the gross amount of $26,689.80, which includes relocation expenses, premiums for Meyers’ life insurance policy through the Severance Period and two (2) weeks’ of un-accrued, unearned 2016 vacation, to be paid on the Company’s first payroll period subsequent to the expiration of the revocation period referred to in Paragraph 9.03, below; and

4.01.4 Meyers will continue to vest in his UARs in accordance with the terms of the Unit Appreciation Rights Agreement dated October 22, 2013.

4.02 Meyers will remain available on an as-needed basis without additional compensation to provide reasonable assistance concerning questions that might arise relating to the work he performed for the Company, which shall include but not be limited to, providing statements, affidavits, declarations and/or deposition as well as testimony at hearings and/or trials with respect to any judicial proceeding, arbitration, administrative proceeding, government investigation or inquiry or internal audit in which the Company may be or become involved.

5.	Continued Obligation of Confidentiality

5.01 Except as authorized by applicable law (including, but not limited to, SEC Regulation § 240.21F-17), Meyers, while employed by the Company and thereafter without limit as to time, will not (other than in the regular course and in furtherance of the Company’s business) divulge, furnish or make available to any person any knowledge or information with respect to the business or affairs of the Company which is confidential, including, without limitation, “know-how,” trade secrets, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition or disposition plans, new personnel employment plans, methods, technical processes, designs and design projects, inventions and research projects and financial budgets and forecasts of the Company except (1) information which at the time is available to others in the business or generally known to the public other than as a result of disclosure by the Company not permitted hereunder, and (2) when required to do so by a court of competent jurisdiction, by any governmental agency or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Meyers to divulge, disclose or make accessible such information. All memoranda, notes, lists, records, electronically stored data, recordings or videotapes and other documents (and all copies thereof) made or compiled by Meyers or made available to Meyers (whether during his employment by the Company or by any predecessor thereof) concerning the business of the Company or any predecessor thereof shall be the property of the Company and shall be delivered to the Company promptly upon the termination of employment.

5.02 Meyers acknowledges that all developments, including, without limitation, inventions, patentable or otherwise, trade secrets, discoveries, improvements, ideas and writings that alone or jointly with others Meyers may conceive, make, develop or acquire during the period of his employment by the Company and any predecessor thereof (collectively, the “Developments”), are and shall remain the sole and exclusive property of the Company and Meyers hereby assigns to the Company all of his right, title and interest in all such Developments. Meyers shall promptly and fully disclose all future Developments to the Company’s Board, and, at any time upon request and at the expense of the Company, shall execute, acknowledge and deliver to the Company all instruments that the Company shall prepare, give evidence, and take all other actions that are necessary or desirable in the reasonable opinion of the Company’s counsel, to enable the Company to file and prosecute applications for and to acquire, maintain and enforce all letters patent, trademark registrations or copyrights covering the Developments in all countries in which the same are deemed necessary.

5.03 Meyers acknowledges that irreparable injury would be sustained by the Company in the event of his breach of any of the covenants contained in this Paragraph 5, which injury could not be remedied adequately by the recovery of damages in an action at law. Accordingly, Meyers agrees that, upon a breach or threatened breach by him of any of such covenants, the Company shall be entitled, in addition to and not in lieu of any and all other remedies, to an injunction to be issued by any court of competent jurisdiction restraining the commission or continuance of any such breach or threatened breach upon minimal bond, with or without surety, and that such an injunction will not work an undue hardship on him. Further, any proven breach by Meyers shall result in the forfeiture of any remaining severance payments or benefits due to Meyers hereunder.

5.04 Except as legally required, the Company and Meyers shall not discuss or disclose to any third party (a) the terms of this Agreement or (b) the circumstances leading to the execution of this Agreement. Notwithstanding the foregoing, the parties may state that they have parted ways amicably.

5.05 The provisions of this Paragraph 5 shall survive the termination of this Agreement, without regard to the reasons therefore.

6.	Reimbursement of Business Expenses

Upon termination of employment, Meyers shall be entitled to reimbursement of business expenses in accordance with the Company’s policy.

7.	Non-disparagement

Meyers shall not make or cause to be made, whether orally or in writing, any statement which disparages the Company or affiliates or its or their officers or directors in their business, personal or professional dealings.

8.	Requests for References

In response to any requests for references from prospective employers, the Company will follow its established practice of directing such requests to Human Resources, which will verify dates of employment, positions held and, upon request, last annual salary, and will tell the inquiring party that it is Company policy to provide only such information.

9.	Miscellaneous

9.01 This Agreement shall be construed and enforced in accordance with the laws of, the State of Delaware without reference to principles of conflict of laws. The parties consent to the jurisdiction and venue of the state courts in Bucks County, Pennsylvania and of the United States District Court for the Eastern District of Pennsylvania, for any action to enforce the terms of this Agreement.

9.02 This Agreement shall incorporate the complete understanding and agreement between the parties with respect to the subject matter hereof and, with the exception of the Confidentiality and Non-Compete Agreement executed by Meyers on October 10, 2013, which terms remain in full force and effect, supersede any and all other prior or contemporaneous agreements, written or oral, between Meyers and the Company or any predecessor thereof with respect to such subject matter. No provision hereof may be modified or waived except by a written instrument duly executed by Meyers and the Company with the express approval of the Company’s Board or the Company’s Compensation Committee.

9.03 Meyers acknowledges that before entering into this Agreement he has received a reasonable period of time, not less than 21 days, to consider this Agreement and has had sufficient time and an opportunity to consult with any attorney or other advisor of his choice in connection with this Agreement and all matters contained herein, and that he has been advised to do so if he so chooses. Meyers further acknowledges that this Agreement and all terms hereof are fair, reasonable and are not the result of any fraud, duress, coercion, pressure or undue influence exercised by the Company, that he has approved and entered into this Agreement and all of the terms hereof on his own free will, and that no promises or representations have been made to him by any person to induce him to enter into this Agreement other than the express terms set forth herein. Meyers understands that he has seven (7) calendar days from the date he signs this Agreement and Release, and from the date he re-affirms the Release following termination of employment, to revoke his acceptance of the Agreement, by giving written notice in accordance with paragraph 10.06 below.

9.04 The Company shall be entitled to deduct and withhold from all compensation payable to Meyers pursuant to this Agreement all amounts required to be deducted and withheld therefrom pursuant to any present or future law, regulation or ordinance of the United States of America or any state or local jurisdiction therein or any foreign taxing jurisdiction.

9.05 Paragraph headings are included in this Agreement for convenience of reference only and shall not affect the interpretation of the text hereof.

9.06 Any and all notices, demands or other communications to be given or made hereunder shall be in writing and shall be deemed to have been fully given or made when personally delivered, or on the third business day after mailing from within the continental United States by registered mail, postage prepaid, addressed as follows:

If to the Company:

3600 Horizon Blvd

Trevose, PA 19053

Attention: Lawrence Miller, President & CEO

If to Meyers:

13 Nathan Court

Newtown, PA 18940

with a copy to his attorney by e-mail and U.S. mail, first class, postage prepaid:

Either party may change the address to which any notices to it shall be sent by giving to the other party written notice of such change in conformity with the foregoing.

9.07 This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

9.08 This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise, provided that such successor shall assume the Company’s obligations under this Agreement. Because this Agreement involves the performance of personal services by Meyers, it may not be assigned by Meyers. This Agreement shall inure to the benefit of and be enforceable by Meyers’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

IN WITNESS WHEREOF, the Company and Meyers have executed this Agreement on the dates set forth below.

STONEMOR GP LLC

By:	/s/ Lawrence Miller
Name:	Lawrence Miller
Title:	President and Chief Executive Officer
Date:	August 9, 2016

DAVID MEYERS

/s/ David Meyers
Date:	August 9, 2016

APPENDIX A

GENERAL RELEASE

In consideration of the Employment Separation Agreement I have entered into with StoneMor GP LLC, a Delaware limited liability company (the “Company”), with an effective date of August 5, 2016, I, DAVID MEYERS, hereby release the Company and all of its past, present, and future divisions, subsidiaries, parents, affiliates, joint ventures and other related entities, and all of their respective past, present, and future directors, officers, agents, employees, benefit plans, plan administrators and other plan fiduciaries, successors and assigns (collectively, the “Released Parties”), from any and all claims occurring prior to my execution or to my re-affirmation of this General Release, as the case may be, and arising out of my employment with the Company or my separation from that employment. This General Release is to be broadly construed to encompass all claims of any kind or character whatsoever, whether known or unknown, relating to my employment with the Company or my separation from that employment based upon any matter occurring prior to my execution of this General Release, and prior to my re-affirmation of this General Release, as the case may be, including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, Executive Order 11246 and 11375, the Employee Retirement Income Security Act (other than claims relating to vested benefits), the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Pennsylvania Human Relations Act, and any other federal, state or local constitution, statute, regulation, or ordinance, and any and all common law claims including, but not limited to, claims for wrongful or retaliatory discharge, intentional infliction of emotional distress, negligence, defamation, invasion of privacy, salary, wages, bonuses, severance pay and benefits not specifically recited in the Employment Separation Agreement, and breach of contract. The claims I am releasing also include all claims for retaliation under any of the laws described above, and any claims for attorney’s fees arising out of any of the above. This release applies to all claims whether or not I am now or ever was aware that they existed, and also to the continuing or future consequences of those claims.

Excluded from the scope of this General Release are: (1) any claims for defense or indemnification under any insurance policies, Company by-laws or applicable law relating to my employment; (2) any rights to workers’ compensation benefits or unemployment compensation benefits; (3) claims that under applicable law cannot be released; (4) claims to enforce the Employment Separation Agreement; and (5) vested rights or interests under any retirement, UAR, equity or other benefit plans in which I participate.

Notwithstanding the broad scope of the General Release, the General Release is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any challenge to the validity of Employee’s release of claims under the ADEA or the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) as set forth in this Agreement. Nothing in this Agreement is intended to interfere with administrative proceedings, provided however, that Employee expressly releases and waives any and all rights to recovery of any type, including back pay, front pay, compensatory damages, liquidated or punitive damages, attorney’s fees, reinstatement, or any other benefit, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein. This Agreement does not waive or release any rights or claims that Employee may have under the ADEA or Dodd-Frank that arise after the execution of this Agreement.

I further understand and acknowledge that:

a. This General Release applies to, among other things, any and all claims I have against the Released Parties under the Federal Age Discrimination in Employment Act (ADEA);

b. The General Release is given in exchange for good and valuable consideration to which I would not otherwise have a right;

c. This General Release does not waive any rights or claims arising after both the date I sign it and the date I re-affirm my signature;

d. I have been advised to and have been given ample opportunity to consult with an attorney prior to signing this General Release;

e. I have been allowed at least twenty-one (21) days from the date I received this General Release to sign it;

f. I may revoke this General Release by giving written notice to the Company within seven (7) days after I sign it, or within seven (7) days after I re-affirm my signature; and

I further acknowledge that I am signing this General Release knowingly and voluntarily, and without reliance upon any representations or promises of any kind other than those contained in the Employment Separation Agreement.

/s/ DAVID MEYERS DAVID MEYERS	8-9-16 Date

SIGNATURE RE-AFFIRMED:

/s/ DAVID MEYERS DAVID MEYERS	8-9-16 Date